Exhibit 19.4.2.2
To:    The Bank of Nova Scotia (as Agent)
201 Bishopsgate, 6th Floor
London EC2M 3NS
United Kingdom
From:        AngloGold Ashanti Holdings plc (as Parent)
Attention:     Peter Early / Shahdia Hossein

18 April 2023
Dear Sirs
U.S.$ 1,400,000,000 Syndicated Loan Facility Agreement dated 9 June 2022 between, among others, AngloGold Ashanti Holdings plc and AngloGold Ashanti Australia Limited as Borrowers and The Bank of Nova Scotia as Agent (the “Facility Agreement”)
1.Introduction
6.1We refer to the Facility Agreement.
6.2Capitalised terms used in this letter but not otherwise defined in this letter shall have the meanings given to them in the Facility Agreement.
6.3The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Facility Agreement are to be construed as references to this letter.
2.Extension request
6.1We are writing to you in your capacity as Agent under the Facility Agreement in accordance with clause 6.2 (Extension option) thereof to request that the Final Maturity Date be extended by one year (the “Extension Request”) to 9 June 2028.
6.2In accordance with paragraphs (c) and (d) of Clause 6.2 (Extension option) of the Facility Agreement, you shall promptly notify each Bank of this Extension Request and request that each Bank notify you of its decision whether or not to consent to the Extension Request by not later than 5 May 2023.
6.3Following the earlier of the date on which the final Bank notifies you of its consent pursuant to paragraph 2.2 above or 5 May 2023, you shall promptly notify us whether or not each Bank has agreed to the Extension Request (and each such Bank that agrees to the Extension Request, an “Extending Bank”) and any Bank that has not so notified you by this date shall be deemed to have refused the Extension Request.

6.4Promptly following receipt of such notification from you under paragraph 2.3 above, pursuant to paragraph (f) of clause 6.2 (Extension option) of the Facility Agreement, we may then elect (in our sole discretion) by separate notice to you (including by means of electronic communication) to accept all (but not part) of the extensions offered by the Extending Banks (the “Acceptance Notice” and the date of such notice, the “Effective Date”) with the effect that as at the Effective Date, the Final Maturity Date in respect of the Commitment and participations in the Loans of each Extending Bank shall be 9 June 2028.
6.5For the avoidance of doubt, if a Bank does not agree to the Extension Request, on the fifth anniversary of the date of the Facility Agreement:
(A)its participation in all outstanding Loans shall be repaid together with accrued interest and all other amounts outstanding in relation to such participation; and
(B)its Commitment shall be reduced to zero and cancelled.
3.Representations
We confirm that on the date of this letter:
(A)no Default is continuing or would result from the proposed extension; and
(B)the Repeating Representations to be made by each Obligor are true in all material respects (as applied as if the Effective Date had occurred).
4.Fee
6.1If we notify you under paragraph 2.4 above that we accept the extension, we agree to pay to you (for the account of each Extending Bank) a fee of 0.10 per cent. on the amount of each such Extending Bank’s share in the Commitments (the “Fee”). The Fee shall be payable on the fifth Business Day after the date of such Acceptance Notice to the account notified to us by you for this purpose.
6.2Payment of the Fee shall be made in U.S. Dollars in immediately available, freely transferable, cleared funds.

5.Miscellaneous
6.1This letter is irrevocable.
6.2This letter is designated as a Finance Document under the Facility Agreement.
6.3The provisions of clauses 33 (Severability), 34 (Counterparts), 35 (Notices) and 38 (Jurisdiction) of the Facility Agreement shall be incorporated into this letter as if set out in full (mutatis mutandis).
6.4Subject to the terms of this letter, the Finance Documents remain in full force and effect.
6.5No waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other default, under the Finance Documents.
6.Governing law
6.1This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the terms of this letter, please sign where indicated below.
Yours faithfully
/S/Rob Hayes
__________________________
By:
for and on behalf of
AngloGold Ashanti Holdings plc

Form of acknowledgement
We agree to the terms of this letter.
/S/ Jo Bratchell-Owens
/S/ Rory McCarthy
__________________________
for and on behalf of
The Bank of Nova Scotia

Date: ____24 May_________ 2023